                                                                   EXHIBIT  12.1

                              TEAM FINANCIAL, INC.
    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

                                                               AT OR FOR THE
                                                             THREE MONTHS ENDED       AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                             ------------------  -----------------------------------------------
                                                              2001      2000      2000      1999      1998      1997      1996
                                                             -------   -------   -------   -------   -------   -------   -------
                                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income                                                   $   804   $   840   $ 3,193   $ 3,169   $ 2,344   $ 2,214   $ 2,292
Add:
Interest expense, including interest on deposits               5,659     5,127    22,247    16,823    16,573    12,887    10,462
                                                             -------   -------   -------   -------   -------   -------   -------
Net income as adjusted                                         6,463     5,967    25,440    19,992    18,917    15,101    12,754
Ratio of earnings to combined  fixed charges and preference
Security dividends including interest on deposits                114%      116%      114%      119%      114%      117%      122%

Net income                                                   $   804   $   840   $ 3,193   $ 3,169   $ 2,344   $ 2,214   $ 2,292
Add:
Interest expense, excluding interest on deposits                 764       757     2,898     1,577     1,238       524       395
                                                             -------   -------   -------   -------   -------   -------   -------
Net income as adjusted                                         1,568     1,597     6,091     4,746     3,582     2,738     2,687
Ratio of earnings to combined  fixed charges and preference
Security dividends excluding interest on deposits                205%      211%      210%      301%      289%      523%      680%